As filed with the Securities and Exchange Commission on September 18, 2019

Registration No. 333-232545

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Global Payments Inc.

(Exact name of registrant as specified in its charter)

Georgia	58-2567903
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3550 Lenox Road

Atlanta, Georgia 30326

(Address and Zip Code of Principal Executive Offices)

Total System Services, Inc. 2017 Omnibus Plan

Total System Services, Inc. 2012 Omnibus Plan

Total System Services, Inc. 2007 Omnibus Plan

Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan for Options and Restricted

Shares Assumed by Total System Services, Inc.

(Full title of the plans)

David L. Green

Executive Vice President, General Counsel and Corporate Secretary

Global Payments Inc.

3550 Lenox Road

Atlanta, Georgia 30326

Telephone: (770) 829-8256

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, without par value	2,755,458 shares(2)	N/A	N/A	N/A

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, without par value (“Common Stock”) of Global Payments Inc. (the “Registrant,” “Global Payments” or the “Company”), registered hereunder includes an indeterminable number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend, or similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents shares of Common Stock issuable under outstanding stock options, restricted stock unit awards, performance share awards and other rights to acquire Common Stock (collectively, the “Legacy TSYS Awards”) granted under the: (i) Total System Services, Inc. 2017 Omnibus Plan; (ii) Total System Services, Inc. 2012 Omnibus Plan; (iii) Total System Services, Inc. 2007 Omnibus Plan; and (iv) Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan for Options and Restricted Shares Assumed by Total System Services, Inc. (collectively, the “Legacy TSYS Plans”), all of which Legacy TSYS Awards were assumed by the Registrant in connection with the merger of Total System Services, Inc. (“TSYS”) with and into the Registrant on September 17, 2019.

(3)

These shares were registered under the Registration Statement on Form S-4 (File No. 333-232545) filed under the Securities Act with the Securities and Exchange Commission (the “Commission”) on July 3, 2019, as amended by Pre-Effective Amendment No. 1, filed on July 23, 2019 (the “Form S-4”). All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

EXPLANATORY NOTE

The Registrant hereby amends the Form S-4 by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”) relating to shares of Common Stock issuable pursuant to Legacy TSYS Awards granted under the Legacy TSYS Plans. Such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

Pursuant to that certain Agreement and Plan of Merger, dated as of May 27, 2019, by and between the Registrant and TSYS, on September 17, 2019, TSYS merged with and into the Registrant, with the Registrant as the surviving entity (the “Merger”).

At the effective time of the Merger, each outstanding Legacy TSYS Award issued pursuant to the Legacy TSYS Plans converted into a corresponding award with respect to Common Stock. This Registration Statement is being filed for the purpose of registering up to 2,755,458 shares of Common Stock outstanding pursuant to, or issuable upon the exercise or settlement of, the converted Legacy TSYS Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated in this Registration Statement by reference (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission):

1.	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2018, filed with the Commission on February 21, 2019 (the “Annual Report”);

2.

The Registrant’s Current Reports on Form 8-K filed with the Commission on April 26, 2019, May  28, 2019, May 31, 2019, July  16, 2019, August 1, 2019, August  9, 2019, August 14, 2019, August  20, 2019 and August 29, 2019;

3.	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, as filed with the Commission on May 2, 2019 and July 30, 2019;

4.

All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report; and

5.

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement pursuant to Section 12 of the Exchange Act and any amendments or reports filed for the purposes of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

David L. Green, Executive Vice President, General Counsel and Corporate Secretary of the Registrant, has opined as to the legality of the securities being offered by this Registration Statement. As an employee of the Registrant, Mr. Green participates in incentive plans of the Registrant and is eligible to receive awards under such plans. Mr. Green beneficially owns less than 0.1% of the outstanding Common Stock.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (a) such individual conducted himself or herself in good faith; and (b) such individual reasonably believed: (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (ii) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under the indemnification provisions of the GBCC or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Subsection (a) of Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation: (1) to the same extent as a director; and (2) if he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes (a) appropriation, in violation of his or her duties, of any business opportunity of the corporation, (b) acts of omission which involve intentional misconduct or a knowing violation of the law, (c) the types of liability set forth in Section 14-2-832 of the GBCC, or (d) receipt of an improper personal benefit. Subsection (c) of Section 14-2-857 of the GBCC provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

As permitted by the GBCC, the Global Payments bylaws require it to indemnify any director or officer who is party to a proceeding because he or she is or was a director or officer against liability incurred in such proceeding. The Global Payments bylaws generally prohibit it from indemnifying any officer or director who is adjudged liable to Global Payments or is subjected to injunctive relief in favor of Global Payments (a) for any appropriation, in violation of his or her duties, of any business opportunity of Global Payments, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for the types of liability set forth in Section 14-2-832 of the GBCC, or (d) for any transaction from which he or she received improper personal benefits. The Global Payments bylaws require Global Payments, under certain circumstances, to advance expenses to its officers and directors who are parties to a proceeding for which indemnification may be sought.

The Global Payments bylaws also provide that Global Payments must advance expenses, as incurred, to its directors and officers in connection with a legal proceeding, to the fullest extent permitted by Georgia law, subject to limited exceptions. These rights are deemed to have fully vested at the time the indemnitee assumes his or her position with Global Payments and will continue as to an indemnitee who has ceased to be a director or officer and will inure to the benefit of the indemnitee’s heirs, executors and administrators.

Certain of Global Payments’ employee benefit plans provide indemnification of directors and other agents against certain claims arising from the administration of such plans.

Global Payments also provides insurance from commercial carriers against certain liabilities incurred by its directors and officers.

As permitted by the GBCC, the Global Payments articles of incorporation contain a provision that eliminates a director’s personal liability to Global Payments or its shareholders for monetary damages for any action taken, or any failure to take any action, except liability for:

•	any appropriation, in violation of his or her duties, of any business opportunity of Global Payments;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	the types of liability specified in Section 14-2-832 of the GBCC; and

•	any transaction from which the director derives an improper personal benefit.

These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter Global Payments shareholders or Global Payments from bringing a lawsuit against its directors. However, these provisions do not limit or eliminate Global Payments’ rights or those of any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. The Commission has taken the position that this provision will have no effect on claims arising under federal securities laws.

The foregoing summaries are subject to the complete text of the GBCC and the Global Payments articles of incorporation and bylaws and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Third Amended and Restated Articles of Incorporation of Global Payments Inc.

Exhibit Number	Description

4.2	Ninth Amended and Restated Bylaws of Global Payments Inc.

4.3	Total System Services, Inc. 2017 Omnibus Plan (filed as Exhibit 10.1 to TSYS’ Current Report on Form 8-K on April 28, 2017 and incorporated by reference herein).

4.4	Total System Services, Inc. 2012 Omnibus Plan (formerly named the 2008 Omnibus Plan, filed as Exhibit 10.1 to TSYS’ Current Report on Form 8-K on May 4, 2012 and incorporated by reference herein).

4.5	Total System Services, Inc. 2007 Omnibus Plan (filed as Exhibit 10.1 to TSYS’ Current Report on Form 8-K on April 25, 2007 and incorporated by reference herein).

4.6	Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan for Options and Restricted Shares Assumed by Total System Services, Inc. (filed as Exhibit 99.1 to TSYS’ Registration Statement on Form S-8 on July 1, 2013 and incorporated by reference herein).

5.1	Opinion of David L. Green, Executive Vice President, General Counsel and Corporate Secretary of the Registrant.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of David L. Green, Executive Vice President, General Counsel and Corporate Secretary of the Registrant (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page).

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on September 18, 2019.

GLOBAL PAYMENTS INC.

By:	/s/ Jeffrey S. Sloan
Name: Jeffrey S. Sloan
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

We, the undersigned officers and directors of Global Payments Inc., hereby severally constitute and appoint Jeffrey S. Sloan and David L. Green, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Global Payments Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey S. Sloan	Chief Executive Officer and Director (Principal Executive	September 18, 2019
Jeffrey S. Sloan	Officer)

/s/ Paul M. Todd	Senior Executive Vice President & Chief Financial Officer (Principal Financial	September 18, 2019
Paul M. Todd	Officer)

/s/ David M. Sheffield	Senior Vice President and Chief Accounting Officer (Principal Accounting	September 18, 2019
David M. Sheffield	Officer)

/s/ M. Troy Woods		September 18, 2019
M. Troy Woods	Chairman of the Board

/s/ Kriss Cloninger III		September 18, 2019
Kriss Cloninger III	Lead Independent Director

/s/ F. Thaddeus Arroyo		September 18, 2019
F. Thaddeus Arroyo	Director

/s/ Robert H.B. Baldwin, Jr.		September 18, 2019
Robert H.B. Baldwin, Jr.	Director

/s/ John G. Bruno		September 18, 2019
John G. Bruno	Director

/s/ William I Jacobs		September 18, 2019
William I Jacobs	Director

/s/ Joia M. Johnson		September 18, 2019
Joia M. Johnson	Director

/s/ Ruth Ann Marshall		September 18, 2019
Ruth Ann Marshall	Director

Signature	Title	Date

/s/ Connie D. McDaniel		September 18, 2019
Connie D. McDaniel	Director

/s/ William B. Plummer		September 18, 2019
William B. Plummer	Director

/s/ John T. Turner		September 18, 2019
John T. Turner	Director